Exhibit 99.1

VCampus Corporation Completes $5.3 Million Financing

Friday March 26, 9:52 am ET

New Institutional Investors Led By SIAR Capital Back Company's Strategic Direction

RESTON, Va.—(BUSINESS WIRE)—March 26, 2004—VCampus Corporation (Nasdaq:  VCMP - News), a provider of end-to-end, web-based e-Learning solutions, today announced that it has completed a $5.3 million private equity placement through the issuance of a combination of common stock and fixed-price convertible debt to a group of institutional investors.

SIAR Capital, an independent investment fund that invests primarily in emerging growth companies it believes are undervalued, led the group that includes both new and existing investors.

“Our ability to attract capital from SIAR Capital and other institutional investors is a vote of confidence for our future direction and provides our team the resources to focus on the execution of our strategy to the benefit of all shareholders. We are pleased to have the opportunity to work with SIAR Capital and other investors in building a great company,” stated Chief Executive Officer Nat Kannan.

Jack Silver of SIAR Capital commented, “We have concluded, after significant due diligence on VCampus, that it has the technology, strategy and market opportunity to be successful. In our assessment, the Company has an experienced and capable management team. We are excited to have invested in VCampus.”

“We are pleased with the confidence demonstrated by this investment. The cash infusion will help the Company focus its efforts on executing its Select Partner(TM) strategy for growth,” said Christopher Nelson, Chief Financial Officer of VCampus. “We are looking forward to working with SIAR Capital and our other new investors.”

The private placement consisted of issuance of 1,012,500 shares of common stock at a price of $1.63 per share, for a total of $1,650,375 and $3,649,625 issued in the form of five-year debt, convertible into common stock at a conversion price of $1.63 per share. A portion of the debt, with a face value of $999,625, will automatically convert to common shares at a price of $1.63 per share upon shareholder approval, which approval VCampus intends to solicit at its upcoming annual meeting. As such, if and when shareholder approval is obtained, $2,650,000 of the placement would be categorized as equity and $2,650,000 as senior debt. As an inducement to the investors, VCampus also issued warrants to purchase a total of 1,625,780 shares of common stock with an exercise price, subject to shareholder approval, of $1.63 per share. The purchase price for the securities sold or issuable in connection with the investment is subject to adjustment based on any future dilutive issuances by VCampus or in the event certain milestones are not achieved. Additional details regarding the financing, together with copies of the principal financing documents, will be disclosed and filed with the Company's upcoming Annual Report on Form 10-K due on or before March 30, 2004.

The securities sold in this financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About VCampus®

VCampus Corporation (Nasdaq:  VCMP - News) is a provider of end-to-end e-Learning services. The company develops, manages and hosts turnkey, web-based learning services for corporations, government agencies and higher education institutions. VCampus enables these organizations to offer complete global distance learning solutions to their customers, employees, distributors, suppliers and students. VCampus' e-Learning services are designed to help clients deliver higher education programs to adult students; improve the performance of their distribution channels and suppliers; measure and develop their employees' knowledge, skills and abilities; and increase their customers' satisfaction and loyalty. VCampus distributes a courseware library of more than 4,500 web-based courses and has delivered more than 2.8 million courses to over 835,000 desktops/users. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark of VCampus Corporation.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission, press releases, and other communications.

Contact:
VCampus Corporation, Reston
Anne Marie Pascoe, Marketing Manager, 703-654-7251
apascoe@vcampus.com
or
Christopher Nelson, Chief Financial Officer, 703-654-7214
cnelson@vcampus.com

Source: VCampus Corporation